UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2018 (January 5, 2018)

AMPCO-PITTSBURGH CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	1-898	25-1117717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

726 Bell Avenue, Suite 301 Carnegie, Pennsylvania		15106
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (412) 456-4400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

Description of Capital Stock

The following “Description of Capital Stock” is filed for the purpose of updating the description of the capital stock of Ampco-Pittsburgh Corporation (“we,” “our,” “us,” or the “Corporation”). This “Description of Capital Stock” updates and supersedes any prior description of our capital stock in any registration statement or report filed with the Securities and Exchange Commission (the “Commission”) and will be available for incorporation by reference into certain of the Corporation’s filings with the Commission pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and forms promulgated thereunder.

This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the applicable provisions of our Restated Articles of Incorporation, effective as of August 11, 2017 (the “Restated Articles”), our Amended and Restated By-laws, dated as of December 17, 2015 (the “By-laws”), and the Pennsylvania Business Corporation Law of 1988, as amended (“PBCL”).

General

Our authorized capital stock consists of 20,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), and 3,000,000 shares of Preference Stock, without par value (the “Preference Stock”), the rights and preferences of which may be established from time to time by our board of directors (the “Board of Directors “ or “Board”). As of December 31, 2017, 12,361,486 shares of Common Stock were outstanding and were held by approximately 3,500 holders. No shares of Preference Stock were issued or outstanding as of December 31, 2017.

Common Stock

Each share of our Common Stock is entitled to one vote on all matters requiring a vote of shareholders and, subject to the rights of the holders of any outstanding shares of Preference Stock, each shareholder is entitled to receive any dividends, in cash, stock, or otherwise, as our Board may declare. Pennsylvania law prohibits the payment of dividends or the repurchase of our shares if we are insolvent or unable to pay our debts as they become due in the usual course of business, or if we would become so as a result of the dividend or repurchase. In the event of our liquidation, dissolution or winding up, either voluntarily or involuntarily, subject to the rights of the holders of any outstanding shares of Preference Stock, holders of Common Stock are entitled to share pro-rata in all of our remaining assets available for distribution after providing for claims of creditors as required by the PBCL.

Holders of our Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. The outstanding shares of Common Stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preference Stock that we may designate and issue in the future.

Under the PBCL, cumulative voting applies to the election of directors by holders of Common Stock (and holders of any series of Preference Stock that is entitled to vote in the election of directors).

Preference Stock

Under Pennsylvania law and our Restated Articles, the Board of Directors, without further action by the shareholders, is authorized to designate and issue Preference Stock in one or more series and to fix as to any series the annual dividend or dividend rate, the relative priority as to dividends, redemption prices, preferences on dissolution, the terms of any sinking fund, voting rights, conversion rights, if any, and any other preferences or special rights and qualifications. The Board of Directors has authorized 150,000 shares of Series A Preference Stock in 1998. None of those Series A shares has been issued.

If we create one or more series of Preference Stock, it or they may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. The authorized Series A Preference Stock contains such provisions. In addition, shares of Preference Stock may have class or series voting rights or rights to vote with the Common Stock, and may have more than one vote per share. Issuances of Preference Stock, while providing the Corporation with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock. We have no present plans to issue any Preference Stock, including any of the authorized Series A Preference Stock.

Anti-Takeover Provisions in our Restated Articles and By-laws

Certain provisions of the Restated Articles and By-laws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by it. They may also discourage an unsolicited takeover of the Corporation if the Board of Directors determines that the takeover is not in the best interests of the Corporation. These provisions could have the effect of discouraging certain attempts to acquire the Corporation or remove incumbent management even if some or a majority of shareholders deemed such an attempt to be in their best interests.

These provisions in the Restated Articles include: (i) the classification of the Board of Directors into three classes; (ii) a provision fixing the size of the Board of Directors to no more than fifteen members and no fewer than five; and (iii) the authority to issue additional shares of Common Stock or Preference Stock without shareholder approval.

The Restated Articles also include a provision requiring the affirmative vote of the holders of 75% of the voting power of the then outstanding capital stock of the Corporation to (i) remove the entire Board of Directors, a class of the Board of Directors, or any individual member of the Board of Directors; provided, however that no individual director can be removed without cause (unless the entire Board of Directors or any class of directors is removed) in case the votes cast against such removal would be sufficient, if voted cumulatively for such director to elect him or her to the class of directors of which he or she is a member, or (ii) approve amendments to the Restated Articles, unless such amendment, repeal or provision has been approved by at least a two-thirds vote of the whole Board of Directors, in which event the affirmative vote of the holders of not less than a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote in an annual election of directors, voting together as a single class, will be required.

The By-laws provide that any shareholder who desires to present a nomination of person(s) for election to the Board of Directors or a proposal of other business at a shareholders’ meeting (a “Proponent”) must first provide timely written notice to the Secretary of the Corporation. The By-laws set forth the deadlines for submitting such advance notice. The advance notice must set forth in reasonable detail (i) as to each person the shareholder proposes to nominate for election to the Board of Directors, information concerning the proposed nominee, including such nominee’s consent to serve as a director of the Corporation if elected and other specific information called for by the By-laws, or (ii) as to any other business that the shareholder proposes to bring before the meeting, a description of the substance of the proposal. The advance notice must include all such information regarding the Proponent and/or nominee(s) which would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission. The advance notice must also include a representation from the Proponent that such person is a shareholder of record of the Corporation, is entitled to vote at the shareholders’ meeting, and intends to appear in person or by proxy at the meeting to present the nomination or other proposal specified in the notice, and a description of any agreements, arrangements, or understandings between the Proponent and any other person or persons (naming such persons) pursuant to which the proposal is to be made by the Proponent.

PBCL Anti-Takeover Provisions

The PBCL contains a number of statutory “anti-takeover” provisions, including Subchapters E, F, G and H of Chapter 25 and Sections 2513, 2521, 2524, 2538, and 2539 of the PBCL, which apply automatically to different categories of Pennsylvania registered corporations (usually a public company) unless the corporation elects to opt-out of those provisions. We are a Pennsylvania registered corporation of the type subject to the broadest number of those provisions, and as a result, except for the provisions from which we have opted out (as noted below), we are subject to the anti-takeover provisions described below. Descriptions of the anti-takeover provisions are qualified in their entirety by reference to the PBCL.

Subchapter F (relating to business combinations) generally delays for five years and imposes conditions upon “business combinations” between an “interested shareholder” and our Company. The term “business combination” is defined broadly to include various transactions between a corporation and an interested shareholder including mergers, sales or leases of specified amounts of assets, liquidations, reclassifications and issuances of specified amounts of additional shares of stock of the corporation. An “interested shareholder” is defined generally as the beneficial owner of at least 20% of a corporation’s voting shares.

Section 2513 of the PBCL authorizes the use of shareholder rights plans (“poison pills”) that preclude or limit the exercise of such rights by persons making an offer to acquire a corporation’s shares.

Section 2521 of the PBCL provides that shareholders are not entitled by statute to call special meetings of the shareholders and our By-laws do not give shareholders any right to call special meetings.

Section 2524 provides that shareholders cannot act by partial written consent unless permitted in the articles of incorporation.

Section 2538 of the PBCL generally establishes certain shareholder approval requirements with respect to specified transactions with “interested shareholders.”

Section 2539 of the PBCL prohibits a “short-form” merger of a registered corporation (which ordinarily could be done by an 80%-or-more shareholder vote of a target corporation, without further action by the target corporation’s board or other shareholders) unless the board of directors of the target corporation approves the merger.

We have elected to opt out of Subchapters E, G, and H of Chapter 25 of the PBCL. Subchapter E (relating to control transactions) would have generally provided that if any person or group acquires 20% or more of the voting power of the Corporation, the remaining holders of voting shares may demand from such person or group the fair value of their voting shares, including a proportionate amount of any control premium. Subchapter G would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition. Subchapter H would have required a person or group to disgorge to us any profits received from a sale of our equity securities within 18 months after the person or group acquired, offered to acquire or publicly disclosed an intention to acquire 20% of our voting power or publicly disclosed an intention to acquire control of us.

Under the PBCL, directors of the Corporation owe a fiduciary duty to the Corporation. In discharging that duty, directors may, in considering the best interests of the Corporation, consider, to the extent they deem appropriate, the effects of any action upon any or all groups affected, including shareholders, employees, customers, suppliers, and creditors and upon communities in which officers or other establishments of the Corporation are located. The board need not consider the interests of any particular group affected by an action as a dominant or controlling interest. Under the PBCL, the fiduciary duty of directors does not require the Board of Directors to redeem or modify or render inapplicable any shareholder rights plan, to render inapplicable or make any determinations under Subchapter F or any other provision of the PBCL relating to or affecting acquisitions or proposed acquisitions of control of the Corporation, or otherwise act solely because of the effect that such action might have upon a potential or proposed acquisition of the Corporation or the amount that might be offered or paid to shareholders in such an acquisition.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are furnished herewith:

Exhibit Number

3.1	Restated Articles of Incorporation of the Registrant, effective as of August 11, 2017 (incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed on November 9, 2017).

3.2	Amended and Restated By-laws of the Registrant (incorporated by reference to the Current Report on Form 8-K filed on December 23, 2015).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPCO-PITTSBURGH CORPORATION

By:	/s/ Maria Trainor
Maria Trainor
Vice President, General Counsel and Secretary

Dated: January 5, 2018